Exhibit 99.1

ASCENDIA BRANDS, INC. ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Hamilton, NJ – January 10, 2008 -- Ascendia Brands, Inc. (AMEX: ASB) today reported preliminary operating results for its thirteen weeks and thirty-nine weeks ended November 24, 2007.

Consolidated net sales for the thirteen weeks ended November 24, 2007 increased by $32.7 million or 133.1% compared to the thirteen weeks ended November 25, 2006, from $24.5 million to $57.2 million. The Calgon™ and the healing garden brands® acquired from Coty Inc. on February 9, 2007 contributed $34.4 million to current quarter net sales. Excluding the impact of this acquisition, net sales decreased by $1.7 million.

Consolidated gross profit increased by $4.9 million to $8.6 million for the thirteen weeks ended November 24, 2007, compared to $3.7 million for the comparable period in the prior year. As a percentage of net sales, the third quarter gross profit margin was 15.1% compared to 15.3% in the prior year. The gross profit was favorably impacted by the acquired Coty brands, which contributed $6.2 million to the current quarter. Gross margins on the previously owned brands were unfavorably impacted by higher trade promotional spending.

Consolidated selling, general and administrative expenses increased by $7.7 million, to $12.2 million, for the thirteen weeks ended November 24, 2007, compared to $4.5 million for the comparable period in the prior year. Contributing to the increase were costs associated with the acquired Coty brands, including $2.6 million from the amortization of intangible assets identified as part of the purchase price allocation, $0.2 million in sales brokerage costs, and $0.3 million in advertising and consumer promotion in support of the acquired brands. Additional expenses contributing to the increase compared to the prior period were executive salaries and bonuses of $2.6 million, non-cash stock compensation expense of $0.2 million, and outside services of $1.6 million.

Operating loss for the thirteen weeks ended November 24, 2007 was ($3.5) million compared to ($0.7) million in the comparable period in the prior year.

Thirty-nine weeks results

Consolidated net sales for the thirty-nine weeks ended November 24, 2007 increased by $59.3 million or 80.4% compared to the thirty-nine weeks ended November 25, 2006, from $73.7 million to $133.0 million. The Calgon™ and the healing garden brands® acquired from Coty Inc. on February 9, 2007 contributed $63.4 million to the increase.

Consolidated gross profit increased by $10.1 million to $22.9 million for the thirty-nine weeks ended November 24, 2007, compared to $12.8 million for the comparable period in the prior year. As a percentage of net sales, the second quarter gross profit margin was 17.2% compared to 17.4% in the prior year. The gross profit and gross profit margin were favorably impacted by the acquired Coty brands, which contributed $15.0 million. Gross margins on the previously owned brands were unfavorably impacted by higher trade promotional spending.

Consolidated selling, general and administrative expenses increased by $22.0 million, to $35.5 million, for the thirty-nine weeks ended November 24, 2007, compared to $13.5 million for the comparable period in the prior year. Contributing to the increase were costs associated with the acquired Coty brands, including $7.4 million from the amortization of intangible assets identified as part of the purchase price allocation, $1.9 million in costs related to services provided by Coty under a transition services agreement, $0.4 million in sales brokerage costs, and $1.4 million in advertising and consumer promotion in support of the acquired brands. Additional expenses contributing to the increase compared to the prior period were executive salaries and bonuses of $6.8 million, non-cash stock compensation expense of $1.1 million, and outside services of $2.1 million.

Operating loss for the thirty-nine weeks ended November 24, 2007 was ($12.6) million compared to ($0.6) million in the comparable period in the prior year.

Accounting for the Company’s debt and related derivative is still being evaluated. Also, the financial statements are still subject to review by the Company’s external auditors.

In addition, on December 31, 2007, Ascendia announced that it had entered into agreements with its senior lenders on debt restructuring and recapitalization. As a result of the debt restructuring and review of the Company’s accounting of the debt and related derivative, the Company requires additional time to prepare its quarterly report on Form 10-Q for the thirteen week and thirty-nine week periods ended November 24, 2007. The Company expects to file its quarterly report on Form 10-Q by February 15, 2008.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com